Exhibit 5.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have read the Amendment No. 1 to the Registration Statement on Form F-10/A (“Form F-10/A”) of Avalon Rare Metals Inc. (“Avalon”) dated September 10, 2013.

We consent to the incorporation by reference and to the use of our report dated November 19, 2012 relating to the consolidated financial statements of Avalon as at August 31, 2012, 2011 and September 1, 2010 and for each of the years ended August 31, 2012 and 2011 and the internal control over financial reporting as of August 31, 2012 appearing in the Form F-10/A being filed by Avalon with the United States Securities and Exchange Commission.

“McCarney Greenwood”

Toronto, Canada	McCarney Greenwood LLP
September 10, 2013	Chartered Accountants
Licensed Public Accountants